Exhibit 99.1

The Directors
Alloy Steel International Inc.	Grant Thornton (WA) Partnership
42 Mercantile Way	ABN: 17 735 344 518
MALAGA WA 6090	Level 1
10 Kings Park Road
West Perth WA 6005
Dear Sirs,	PO BOX 570
West Perth WA 6872
T +61 8 9480 2000
ALLOY STEEL INTERNATIONAL INC.	F +61 8 9322 7787
E admin@gtwa.com.au
W www.grantthornton.com.au

We understand that you wish to attach our audit report on the financial statements for the year ended 2007 to the company’s financial statements for the year ended 30 September 2008 to provide evidence that the comparative figures in the 2008 financial statements relating to income and expenditure and cash flows have been audited.

We write to confirm that we have no objection to your attaching our audit report dated 14 January 2008 on the 2007 financial statements to the 2008 financial statements for the purpose stated above.

Yours faithfully,

/s/ J. W. Vibert
J. W. Vibert
Partner

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